Filed pursuant to Rule 424(b)(3)

File No. 333-252344

COINSHARES VALKYRIE BITCOIN FUND

(the “Trust”)

Supplement dated December 6, 2024

to

Prospectus dated November 19, 2024

This supplement updates the prospectus of the Trust dated November 19, 2024, with the following information. It should be read in its entirety and kept together with your prospectus(es) for future reference.

Notwithstanding anything to the contrary in the Prospectus, effective immediately, the Lukka Prime Reference Rate will no longer be a secondary index to the Trust. The Sponsor may in its sole discretion select an alternative secondary index in the future.